Exhibit 4.3

DESCRIPTION OF THE SHARES AND MATERIAL TERMS OF THE TRUST AGREEMENT

Metaurus Equity Component Trust (the “Trust”) is a statutory trust formed under the laws of the State of Delaware on September 28, 2016, pursuant to a short-form declaration of trust between the Sponsor and the Trustee. An amended and restated Trust Agreement has been entered into between the Sponsor and the Trustee. The Trust was organized in separate series rather than as separate statutory trusts in order to achieve administrative efficiencies. The principal office of the Trust is located at c/o Metaurus Advisors LLC, 22 Hudson Place, 3rd Floor, Hoboken, NJ 07030, and the Trust’s telephone number is 201-683-7979.

The Trust and the Funds are governed by the Trust Agreement, which sets out the rights of the registered holders of the Shares and the rights and obligations of the Sponsor and the Trustee. Delaware law governs the Trust Agreement, the Trust, the Fund and the Shares. The following describes in brief the Shares and the material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which has been filed as an exhibit to the registration statement of which the most recent prospectus is a part.

DESCRIPTION OF SECURITIES

As of December 31, 2021, the Trust had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Metaurus Advisors LLC (the “Sponsor” or “Advisor”) serves as the sponsor, commodity pool operator and commodity trading advisor. The Trust currently has one series or fund traded on the NYSE Arca, Inc. exchange (“NYSE Arca”), U.S. Equity Cumulative Dividends Fund–Series 2027 (the “Dividend Fund,” “Fund” or “ETF”). (The Trust previously also had a second series or fund traded on the NYSE Arca -- U.S. Equity Ex-Dividend Fund–Series 2027 (the “Ex-Dividend Fund”) which was liquidated on December 17, 2021.)

The Sponsor has filed on behalf of the Fund a Registration Statement on Form S-1 with the SEC under the Securities Act of 1933. The Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit, and this exhibit itself do not contain all of the information contained in the Registration Statement, including the exhibits to the Registration Statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Funds and the Shares, please refer to the Registration Statement, which you may view at the internet website the SEC maintains at www.sec.gov.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Description of the Shares

Each Share represents a unit of fractional undivided beneficial interest in and ownership of the Fund. The Sponsor may from time to time divide or combine Shares of the Fund into a greater or lesser number of Shares of the Fund. The Fund is not an investment company registered under the Investment Company Act and Fund is not required to register under that Act.

The Shares may be purchased from the Fund or redeemed on a continuous basis, but only by Authorized Participants and only in Creation Units. Individual Shares may not be purchased or redeemed from the Fund. Shareholders that are not Authorized Participants may not purchase or redeem any shares or Creation Units from the Fund. Individual Shares of the ETFs may be purchased and sold only on a national securities exchange, an alternative trading system or in the over-the-counter market and not directly from the ETF. The Fund will issue and redeem Shares on a continuous basis, through SEI Investments Distribution Co., the Distributor, at NAV per Share only in one or more large blocks of Shares, called “Baskets” as set forth in the ETF’s current Prospectus and any prospectus supplements thereto. Baskets may be issued and redeemed for cash but are expected to be issued and redeemed principally through exchange for related positions (“EFRP”) transactions for (i) futures contracts, Treasury securities and other financial instruments designed to track such Fund’s underlying index (“Deposit Instruments”) and (ii) a cash amount that includes a variable charge. Creation and redemption prices of Baskets are directly linked to the Fund’s next computed NAV and will vary from NAV by a market-determined trading cost, which may be zero. Shares generally will trade in the secondary market in amounts less than a Basket at market prices that change throughout the day. Trading prices in the secondary market for the Shares may be different from the NAVs of the ETFs

Suspension of Creations and Redemptions

The creation and redemption of Baskets may be suspended or refused with respect to specific orders by the Sponsor, in its sole discretion, for any reason at any time or from time to time including during any period in which a market disruption event occurs such that the Sponsor determines, in its discretion, that any component instruments in the Underlying Index are unavailable for investment or their prices are not available or not representative or the Underlying Index is unavailable or has been suspended.

Certificates Evidencing the Shares

The ownership of Shares is recorded on the books of the Trust or a transfer or similar agent for the Trust. The Sponsor expects that DTC will accept the Shares for settlement through its book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be one or more certificates evidencing Shares that will be registered in the name of a nominee of DTC. You will be able to own Shares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. You will not be entitled to receive a separate certificate evidencing Shares. Because Shares can be held only in the form of book-entries through DTC and its participants, you must rely on DTC, a DTC participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. You should consult with your broker or financial institution to find out about the procedures and requirements for instruments held in DTC book-entry form.

Cash and Other Distributions

The Dividend Fund expects to pay distributions to its Shareholders monthly. The Dividend Fund may make distributions on a more frequent basis.

In the event that the Dividend Fund makes a cash or other distribution, as a registered holder of such Fund’s Shares, you will receive these distributions in proportion to the number of Shares that you own. Before making a distribution, the Sponsor may deduct any applicable withholding taxes and any fees and expenses of the Fund that have not been paid. It will distribute only whole United States dollars and cents and will round fractional cents down to the nearest whole cent.

Voting Rights

The Shareholders of the Fund take no part in the management or control of, and have no voice in, the Trust’s operations or business. Shares do not have any voting rights except (i) as otherwise required by law or under the rules or regulations of NYSE Arca and (ii) in the limited circumstances as described below under “Amendment of the Trust Agreement.”

Limitations on Obligations and Liability and Indemnification Obligations

The Trust Agreement expressly limits the obligations of the Sponsor and the Trustee. It also limits the liability of each of the Sponsor and the Trustee.

The Trust Agreement provides that the Sponsor, the Trustee, and their respective directors, officers, principals, representatives, partners, manager, agents, employees and members (together “Covered Persons”) shall have no liability to the Trust or to any shareholder for any loss suffered by the Trust arising out of any action or inaction of Covered Persons, if such Covered Person, in good faith, determined that such course of conduct was in the best interests of the Trust or the Fund and such course of conduct did not constitute gross negligence or willful misconduct by such Covered Person. The Trust has agreed to indemnify each Covered Person against all claims, losses or liabilities based on their conduct relating to the Trust, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute gross negligence or willful misconduct and was done in good faith and in a manner reasonably believed to be in the best interests of the Fund.

Amendment of the Trust Agreement

The Sponsor and the Trustee may agree to amend the Trust Agreement without your consent; provided that the Shareholders have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the NYSE Arca, or if submitted to the Shareholders by the Sponsor in its sole discretion. No amendment affecting the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing.

Dissolution and Termination

The Trust Agreement permits the termination of the Trust or of the Fund by the Sponsor for any reason with notice to Shareholders.

The Sponsor intends to dissolve the Fund on or about December 31, 2027, after which the Fund will be orderly liquidated.

The Sponsor will notify DTC as soon as reasonably practicable prior to dissolution of the Fund. After dissolution, the Sponsor and its agents will do the following but nothing else: (1) collect distributions pertaining to Fund property; (2) liquidate the Fund’s holdings in the amount necessary to cover all expenses of liquidation and to pay any outstanding liabilities in connection with the Fund not paid by the Sponsor; and (3) deliver any remaining Fund property, or proceeds thereof, upon surrender and cancellation of Shares. The Fund’s property may be disposed of in a public or private sale, and the uninvested net proceeds of any such sale, together with any other cash, will be held for the pro rata benefit of Shareholders who have not surrendered their Shares for cancellation for a period pending distribution of such proceeds. The Sponsor has no liability for interest with respect to such proceeds.

Delegation by the Sponsor to an Agent

The Sponsor may delegate all or some of its duties under the Trust Agreement to an administrator or agent without consent of the Trustee or any Authorized Participant. The Sponsor may terminate such delegation to any agent at any time and is not required to appoint a new agent.

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